Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Boston Omaha Corporation for the registration of Class A common stock, preferred stock, warrants and debt securities, and to the incorporation by reference therein of our report dated January 9, 2017, with respect to the financial statements of United Casualty and Surety Insurance Company, included in Boston Omaha Corporation Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Stowe & Degon, LLC

Westborough, Massachusetts

February 2, 2018